Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

STELLUS PRIVATE CREDIT BDC

AND

STELLUS PRIVATE BDC ADVISOR, LLC

AGREEMENT, dated as of [•], 2021, between Stellus Private Credit BDC, a Delaware statutory trust (the “Fund”), and Stellus Private BDC Advisor, LLC (the “Advisor”), a Delaware limited liability company.

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Fund, which intends to elect to operate as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase of assets for and the sale of assets held in the investment portfolio of the Fund.

2. Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Fund’s board of trustees (the “Board of Trustees”), the Advisor shall act as the investment advisor to the Fund and to manage the investment and reinvestment of the assets of the Fund. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) execute, close, service and monitor the investments that the Fund makes; (iv) determine the securities and other assets that the Fund will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund’s shares.

(b) In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Fund; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Amendment and Restatement and the Bylaws of the Fund, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Fund as set forth in the Fund’s Registration Statement on Form 10 or Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time, including in the periodic reports filed by the Fund under the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder; and (v) any policies and determinations of the Board of Trustees of the Fund and provided in writing to the Advisor.

(c) The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. The Fund shall reimburse the Advisor for all direct and indirect costs and expenses incurred by the Advisor for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Advisor, including the costs and expenses of due diligence of potential investments, monitoring performance of the Fund’s investments, serving as trustees and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Fund’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Trustees. The Fund shall also be responsible for the payment of all the Fund’s other expenses, including payment of the fees payable to the Advisor under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Fund’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Fund’s administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on the Fund’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Fund’s investments and other fees and expenses related to the Company’s borrowings; expenses related to unsuccessful portfolio acquisition efforts; offerings of the Fund’s common stock and other securities (including underwriting, placement agent and similar fees and commissions); investment advisory and management fees payable under this Agreement; administration fees; transfer agent and custody fees and expenses; federal and state registration fees; all costs of registration and listing the Fund’s shares on any securities exchange; federal, state and local taxes; independent trustees’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the costs associated with individual or group stockholders; the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third party investor hosting and similar platforms and service providers, and outside legal costs; and all other non-investment advisory expenses incurred by the Fund, the Advisor or its affiliates in connection with the administering the Fund’s business.

(d) The Advisor shall give the Fund the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Fund may have which may not be waived under applicable law.

(e) The Advisor will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term, subject to review by the Board of Trustees of the Fund from time to time with respect to the extent and continuation of such practice to determine whether the Fund benefits, directly or indirectly, from such practice.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

4. Agency Cross Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The SEC has adopted a rule under the Investment Advisers Act of 1940 which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Fund authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account. The Fund may revoke its consent at any time by written notice to the Advisor.

5. Expenses. During the term of this Agreement, the Advisor will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or trustees’ fees of any officers or trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of the Advisor.

6. Compensation of the Advisor. The Advisor, for its services to the Fund, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Fund.

(a) The Base Management Fee will be calculated at an annual rate of 1.5% of the Fund’s gross assets, including assets purchased with borrowed funds or other forms of leverage but excluding cash and cash equivalents. For the period from the date of commencement of the Fund’s operations through the end of the first and second quarters of the Fund’s operations, the Base Management Fee will be calculated based on the value of the Fund’s gross assets at the end of each such quarter. Subsequently, the Base Management Fee will be calculated based on the average value of the Fund’s gross assets at the end of the two most recently completed calendar quarters prior to the quarter for which such fees are being calculated. Base Management Fees for any partial month or quarter will be appropriately pro-rated.

(b) The Incentive Fee will consist of two parts, as follows:

(i) The first component of the Incentive Fee (the “Income-Based Fee”) will be determined and paid quarterly in arrears based on the amount by which (x) the Pre-Incentive Fee Net Investment Income (as defined below) in respect of the current calendar quarter beginning with the calendar quarter that commences on or after [•], 2021 exceeds (y) the Hurdle Amount (as defined below) in respect of the Current Quarter. The Hurdle Amount will be determined on a quarterly basis, and will be calculated by multiplying 1.5% (6% annualized) by the Fund’s net asset value at the beginning of the Current Quarter. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Fund has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses accrued during the calendar quarter (including, without limitation, the Base Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Income-Based Fee and the Capital Gains Fee). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Income-Based Fee for each quarter is as follows:

(A)  No Income-Based Fee shall be payable to the Advisor if the Fund’s Pre-Incentive Fee Net Investment Income for the Current Quarter does not exceed the Hurdle Amount;

(B)  100% of the Fund’s Pre-Incentive Fee Net Investment Income for the Current Quarter, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying [1.7647]% ([7.0588]% annualized) by the Fund’s net asset value at the beginning of each the Current Quarter. The Catch-Up Amount is intended to provide the Advisor with an incentive fee of 15% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches the Catch-Up Amount for the Current Quarter; and

(C)  If the Fund’s Pre-Incentive Fee Net Investment Income for the Current Quarter exceeds the Catch-Up Amount, the Income-Based Fee shall equal 15% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income for such Current Quarter, as the Hurdle Amount and Catch-Up Amount will have been achieved.

(ii)  The Income-Based Fee is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to (a) 15% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the Current Quarter and the three preceding calendar quarters (or portion thereof)(the “Trailing Four Quarters”) less (b) the aggregate Income-Based Fee that was paid to the Advisor in the preceding three calendar quarters (or portion thereof) comprising the relevant Trailing Four Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Four Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Four Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Four Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Fund shall pay no Income-Based Fee to the Advisor in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the Income-Based Fee calculated in accordance with Section 6(b)(i) above, the Fund shall pay the Advisor the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the Income-Based Fee calculated in accordance with Section 6(b)(i) above, the Fund shall pay the Advisor the Income-Based Fee for such quarter.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses on the Fund’s assets, whether realized or unrealized, in such period and (ii) aggregate capital gains or other gains on the Fund’s assets, whether realized or unrealized, in such period.

(iii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2021, and is calculated at the end of each applicable year by subtracting (1) the sum of the Fund’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Fund’s cumulative aggregate realized capital gains, in each case calculated from [•], 2021. If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to 15.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years; provided that the Capital Gains Fee determined as of December 31, 2021 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2021. If such amount is negative, then no Capital Gains Fee will be payable for such year. If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

7. Indemnification. The Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) shall not be liable to the Fund for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Fund, (ii) by the vote of the Fund’s Board of Trustees, or (iii) by the Advisor. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 6 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Advisor and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the members of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.  This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

STELLUS PRIVATE CREDIT BDC

By:
Name:	W. Todd Huskinson
Title:	Chief Financial Officer

STELLUS PRIVATE BDC ADVISOR, LLC

By:
Name:
Title: